Exhibit 99.8

VectivBio LinkedIn post:

#NEWS: Today, we shared that we have entered into a definitive agreement to be acquired by Ironwood Pharmaceuticals, Inc. Read our full statement: https://bit.ly/3WrUwzL

VectivBio Twitter post:

#NEWS: Today, we shared that we have entered into a definitive agreement to be acquired by Ironwood Pharmaceuticals, Inc. Read our full statement: https://bit.ly/3WrUwzL